EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports 2015 Earnings

LAREDO, Texas—(BUSINESS WIRE)—February 26, 2016—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported annual net income available to common shareholders for 2015 of $136.7 million or $2.05 diluted earnings per common share ($2.06 per share basic) compared to $153.2 million or $2.28 diluted earnings per common share ($2.29 per share basic), which represents a 10.8 percent decrease in net income and a 10.1 percent decrease in diluted earnings per share over the corresponding period in 2014.  Net income available to common shareholders for the three months ended December 31, 2015 was $35.0 million or $.52 diluted earnings per common share ($.53 per share basic), compared to $38.6 million or $.57 diluted earnings per common share ($.58 per share basic), representing a decrease of 9.3 percent in net income available to common shareholders and a 8.8 percent decrease in diluted earnings per share.

Net income for the year ended December 31, 2015 was negatively impacted by an increase in the provision for probable loan losses during the period as a result of an increase in the portion of the allowance for probable loan losses calculated based on actual historical loss experience in the commercial loan category of the Company’s loan portfolio, resulting in an increase of 69.2 percent in the provision charged to expense.  Non-interest income for the period also decreased, primarily as a result of infrequent transactions that occurred in 2014, including the sale of an equity investment by a merchant banking company in which the Company holds a 50 percent interest, the sale of property originally held by the bank subsidiaries, the discount recorded in connection with the buy-back of a portion of the outstanding capital securities issued by one of the statutory business trusts formed by the Company, a decrease in overdraft income due to a decrease in volume and gains on sales of investments of $5.0 million, after tax.

International Bancshares Corporation and Subsidiaries
Consolidated Financial Summary

	Years Ended
	December 31,
	2015	2014
	(Dollars in thousands, except per share data)

Interest income	$396,754	$393,599
Interest expense	44,317	46,543
Net interest income	352,437	347,056
Provision for probable loan losses	24,405	14,423
Non-interest income	155,734	178,348
Non-interest expense	276,924	281,043
Income before income taxes	206,842	229,938
Income taxes	70,116	76,787
Net income	$136,726	$153,151

Net income per common share
Basic	$2.06	$2.29
Diluted	$2.05	$2.28

“I’m pleased with the Company’s earnings for 2015.  The Company remains committed to achieving superior earnings, especially in light of the continued regulatory challenges facing the industry, as well as the continued difficult economic environment across the United States and overseas.  The Company continues to maintain strong liquidity, focused expense control, sound credit underwriting standards and a healthy investment strategy.  We continue to achieve earnings that exceed the majority of our peers based on Bank Holding Company Performance Reports compiled by the Federal Financial Institutions Examination Council, and are confident in the strength of our balance sheet and our strong capital position,” said Dennis E. Nixon, President and CEO.

Total assets at December 31, 2015 were $11.8 billion compared to $12.2 billion at December 31, 2014.  Net loans were $5.9 billion at December 31, 2015 compared to $5.6 billion at December 31, 2014. Deposits were $8.5 billion at December 31, 2015 and $8.4 billion at December 31, 2014.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 207 facilities and more than 320 ATMs serving 87 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml